PROSKAUER ROSE LLP
Counsel for Debtors and Debtors-in-Possession
1585 Broadway
New York, New York  10036
(212) 969-3000
Alan B. Hyman (AH-6655)
Scott K. Rutsky (SR-0712)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------------x
In re:                                  :
                                        :               (Chapter 11)
GOLDEN BOOKS FAMILY                     :               Case Nos. 99-10030
ENTERTAINMENT, INC., et al.,            :               Through 99-10032 (TLB)
                                        :
                                        :               (Jointly Administered)
                           Debtors.     :
-----------------------------------------x

                            ORDER CONFIRMING DEBTORS'
                      AMENDED JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ---------------------------------------

         Golden Books Family Entertainment, Inc., Golden Books Publishing Company, Inc. and Golden Books Home Video, Inc. (collectively, "Golden Books" or the "Debtors"), debtors and debtors-in-possession, having filed with this Court their respective voluntary petitions for relief under Chapter 11 of Title 11, United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code") on February 26, 1999 (the "Petition Date"); and the Debtors having filed with this Court (i) an Amended Joint Plan of Reorganization dated May 13, 1999 (as modified pursuant to the Modification (as hereinafter defined) the "Plan"), and
(ii) an Amended Disclosure Statement dated May 13, 1999 (the "Disclosure Statement");1 and the Disclosure

----------
1 Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan or the Disclosure Statement, as the case may be.

Statement having been approved as containing adequate information, as such term is defined in Section 1125 of the Bankruptcy Code, by order of the Court dated May 13, 1999 (the "Disclosure Statement Order"); and the Disclosure Statement Order having, inter alia, (i) authorized the Debtors to solicit acceptances or rejections of the Plan, (ii) approved the form of ballots to be transmitted with the Plan and Disclosure Statement for voting purposes, (iii) fixed July 6, 1999, at 4:00 p.m. as the deadline (a) for submitting acceptances or rejections to the Plan (the "Voting Deadline"), and (b) for filing objections to Confirmation of the Plan (the "Objection Deadline"); (iv) fixed an initial date and time for a hearing to consider Confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code, which hearing was adjourned from time to time and was held on September 1, 1999 (the "Confirmation Hearing"); and the Debtors having solicited votes on the Plan by transmitting copies of the Disclosure Statement (including the Plan) and a ballot and/or master ballot to all impaired creditors and equity security holders entitled to vote on the Plan; and the Court having considered the Affidavit of Laura Campbell Certifying the Ballots Accepting or Rejecting the Plan sworn to on August 9, 1999 (the "Ballot Declaration"); and it appearing that due notice of the Voting Deadline, Confirmation Hearing, and the Objection Deadline having been given by the Debtors to their creditors, equity security holders and other parties-in-interest in accordance with the Disclosure Statement Order, the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") as evidenced by the affidavits of mailing and of publication filed or to be filed with this Court; and the Debtors having filed with this Court a Modification of the Plan dated September 1, 1999 (the "Modification"); and the Debtors having filed with this Court a Memorandum of Law In Support of Confirmation of the Plan, dated September 1, 1999, and an Affidavit of Colin Finkelstein in support of same, sworn to on September 1, 1999; and objections (collectively, the

"Objections") to confirmation of the Plan having been filed by (i) MindGames, Inc., (ii) Richard A. Bernstein et al., (iii) Central States, Southeast and Southwest Areas Pension Fund, and (iv) Troll Communications, L.L.C. ("Troll"); and it appearing that all Objections have been withdrawn pursuant to stipulations approved by this Court or, in the case of the Troll Objection, as set forth on the record of the Confirmation Hearing; and upon all the documents and the evidence of record adduced at the Confirmation Hearing and the statements of the parties appearing at such hearing; and upon all the pleadings and proceedings heretofore had in the Chapter 11 Cases; and after due deliberation and consideration; and sufficient cause appearing therefor; and

            IT HAVING BEEN FOUND AND DETERMINED by this Court that:

         A. Jurisdiction and Venue. This Court has jurisdiction over the Chapter 11 Cases and the subject matter of the Confirmation Hearing pursuant to 28 U.S.C. ss.ss. 157 and 1334. Confirmation of the Plan is a "core proceeding" pursuant to 28 U.S.C. ss. 157(b)(2)(L) and this Court has jurisdiction to enter a Final Order with respect thereto. Venue of the Chapter 11 Cases in this district is proper pursuant to 28 U.S.C. ss.ss. 1408 and 1409. The Debtors are entities eligible for relief under Section 109 of the Bankruptcy Code.

B. Notice. In accordance with the Disclosure Statement Order, the Debtors timely
(i) mailed notice of the Voting Deadline, of the date, time and place for the Confirmation Hearing, and of the deadline and procedures for filing objections to Confirmation of the Plan, upon the parties set forth in the Disclosure Statement Order, and (ii) published such notice in the periodicals set forth in the Disclosure Statement Order. Adequate and sufficient notice of the

Confirmation Hearing (including the Objection Deadline) and other requirements, deadlines, hearings and matters described in the Disclosure Statement Order was provided in compliance with the Disclosure Statement Order and the Bankruptcy Rules, and no other and further notice is required. All parties-in-interest had the opportunity to appear and be heard at the Confirmation Hearing.

         C. Reasonable Classification of Claims and Equity Interests (Section 1122(a)). The classification of Claims and Equity Interests in Article 3 of the Plan is reasonable and necessary, and places Claims or Equity Interests in a particular Class where such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class, and therefore the Plan satisfies the requirements of Section 1122(a) of the Bankruptcy Code. D. Designation of Classes (Section 1123(a)(1)). Article 3 of the Plan properly designates all Classes of Claims and Equity Interests, and therefore the Plan satisfies the requirements of Section 1123(a)(1) of the Bankruptcy Code. E. Specification of Unimpaired Classes (Section 1123(a)(2)). Article 4 of the Plan specifies the Classes of Claims and Equity Interests which are unimpaired or impaired, and therefore the Plan satisfies the requirements of Section 1123(a)(2) of the Bankruptcy Code. F. Specification of Treatment of Impaired Classes (Section 1123(a)(3)). The Plan specifies the treatment of each impaired Class of Claims and Equity Interests, and therefore the Plan satisfies the requirements of Section 1123(a)(3) of the Bankruptcy Code.

         G. No Discrimination (Section 1123(a)(4)). The Plan provides the same treatment for each Claim or Equity Interest of a particular Class, and therefore the Plan satisfies the requirements of Section 1123(a)(4) of the Bankruptcy Code.

         H. Implementation of the Plan (Section 1123(a)(5)). Article 5 and the other provisions of the Plan provide adequate means for the Plan's implementation, and therefore the Plan satisfies the requirements of Section 1123(a)(5) of the Bankruptcy Code.

         I. Equity Securities (Section 1123(a)(6)). The Plan provides for (i) the inclusion of a provision in the Reorganized Debtors' Charters that prohibits the issuance of nonvoting equity securities, and (ii) the issuance of a single class of common equity, and therefore satisfies Section 1123(a)(6) of the Bankruptcy Code.

         J. Selection of Officers and Directors (Section 1123(a)(7)). The Plan provides for the management and governance of the Reorganized Debtors in a manner that is consistent with the interests of creditors and equity security holders and with public policy with respect to the manner of selection of any officer, director or trustee under the Plan, and any successor to such officer, director or trustee, and therefore the Plan satisfies the requirements of
Section 1123(a)(7) of the Bankruptcy Code.

         K. Impairment or Unimpairment of Claims or Interests (Section 1123(b)(1)). The Plan impairs or leaves unimpaired, as the case may be, each Class of Claims or Equity Interests, and therefore complies with Section 1123(b)(1) of the Bankruptcy Code.

         L. Assumption or Rejection of Executory Contracts and Unexpired Leases (Section 1123(b)(2)). The Plan provides for (i) the rejection of all outstanding unexercised stock options, warrants and similar rights, and (ii) the assumption of all other executory contracts and unexpired leases which have not been expressly rejected by the Debtors with this Court's approval on or prior to the Confirmation Date, or which as of such date are not the subject of a motion to reject, and therefore the Plan complies with Section 1123(b)(2) of the Bankruptcy Code.

         M. Settlement and Compromise (Section 1123(b)(3)). The Plan complies with Section 1123(b)(3)(A) of the Bankruptcy Code because any settlement and compromise incorporated in the Plan including, without limitation, the Restructuring Agreement, the treatment of the Old Senior Note Claims, the GPH Claims and the TOPrS Claims: (i) reflects a reasonable balance of the risks and expenses of litigation against the benefits and early resolution of the disputes; (ii) falls within the range of reasonableness for the resolution of complex litigation or litigable issues and claims; and (iii) is fair and equitable and in the best interests of the Debtors, their Estates, and all holders of Claims and Equity Interests.

         N. Plan Compliance With Provisions of the Bankruptcy Code (Section 1129(a)(1)). The Plan complies with all applicable provisions of the Bankruptcy Code including, without limitation, Sections 1122 and 1123 and, as required pursuant to Bankruptcy Rule 3016(b), is dated and identifies the Debtors as the proponents of the Plan, and therefore the Plan satisfies the requirements of
Section 1129(a)(1) of the Bankruptcy Code.

         O. Proponent Compliance With Provisions of the Bankruptcy Code (1129(a)(2)). The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code including, without limitation, Sections 1125 and 1126, and therefore the Debtors have satisfied the requirements of Section 1129(a)(2) of the Bankruptcy Code.

         P. Plan Proposed in Good Faith (Section 1129(a)(3)). The Plan has been proposed in good faith, for the valid business purposes of restructuring operations and substantial indebtedness and other obligations of the Debtors, and resolving disputes, and has not been proposed by any means forbidden by law, and therefore the Plan satisfies the requirements of Section 1129(a)(3) of the Bankruptcy Code.

         Q. Payment of Costs and Expenses (Section 1129(a)(4)). Any payment made or to be made by the Debtors, or any person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or will be subject to the approval of, this Court as reasonable, and therefore the Plan satisfies the requirements of Section 1129(a)(4) of the Bankruptcy Code.

         R. Disclosure of Identities of Officers, Directors and Insiders (Section 1129(a)(5)). The Debtors have disclosed the identity and other relevant information of all individuals, including insiders, proposed to serve, after Confirmation of the Plan, as a director or officer of the Debtors pursuant to a Designation of Officers and Directors dated September 1, 1999 (the "Designation of Officers and Directors") which was filed with this Court, and the appointment to, or continuance in such office of each such individual is consistent with the interests of creditors and equity security holders and with public policy, and therefore the Plan satisfies the requirements of Section 1129(a)(5) of the Bankruptcy Code.

         S. No Rate Change (Section 1129(a)(6)). Section 1129(a)(6) is inapplicable to the Plan since there are no rate changes provided for in the Plan for which a governmental regulatory commission will have jurisdiction over the Debtors after Confirmation.

         T. Best Interests of Creditors (Section 1129(a)(7)). With respect to each impaired Class of Claims and Equity Interests, each holder of a Claim or Equity Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date. Therefore, the Plan satisfies the requirements of Section 1129(a)(7) of the Bankruptcy Code.

         U. Plan Acceptance (Section 1129(a)(8)). Pursuant to a Stipulation and Order Resolving Disputes Between the Debtors and Richard A. Bernstein, Et Al., Relating to the Debtors' Amended Joint Plan of Reorganization entered by this Court on September 1, 1999, the ballots rejecting the Plan submitted by the Voting Objectants (as defined in such Stipulation and Order) were withdrawn. Therefore, each Class has accepted the Plan, or is not impaired under the Plan and thus is conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code, and therefore the Plan satisfies the requirements of Section 1129(a)(8) of the Bankruptcy Code.

         V. Plan Treatment of Administrative Expense Claims, Priority Claims and Tax Claims (Section 1129(a)(9)). The Plan satisfies the requirements of Section 1129(a)(9) of the Bankruptcy Code because, except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expense Claims, Priority Claims, and Priority Tax Claims shall be treated in accordance with the provisions of Section 1129(a)(9) of the Bankruptcy Code.

         W. Acceptance By At Least One Impaired Class (Section 1129(a)(10)). At least one Class of Claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class, and therefore the Plan satisfies the requirements of
Section 1129(a)(10) of the Bankruptcy Code.

         X. Feasibility (Section 1129(a)(11)). Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors, and therefore the Plan satisfies the requirements of Section 1129(a)(11) of the Bankruptcy Code.

         Y. Payment of Fees (Section 1129(a)(12)). The Debtors have paid or, pursuant to Section 5.19 of the Plan, shall pay, on or prior to the Effective Date, all amounts due under 28 U.S.C. ss. 1930, and therefore the Plan satisfies the requirements of Section 1129(a)(12) of the Bankruptcy Code.

         Z. Retiree Benefits (Section 1129(a)(13)). To the extent applicable to the Debtors, the Plan provides that all retiree benefits shall be continued solely to the extent, and for the duration of the period, the Debtors are contractually or legally obligated to provide such benefits, and therefore the Plan complies with Section 1129(a)(13) of the Bankruptcy Code.

         AA. Cramdown (Section 1129(b)). As evidenced by the Ballot Declaration, all impaired Classes of Claims and Equity Interests have voted to accept the Plan, and therefore Section 1129(b) is inapplicable with respect to Confirmation of the Plan.

         BB. No Other Plan (Section 1129(c)). No other plan of reorganization has been filed with respect to the Debtors' Chapter 11 Cases.

         CC. Avoidance of Taxes or Application of Securities Laws (Section 1129(d)). No party-in-interest that is a governmental unit has requested that the Plan not be confirmed on the grounds the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, and therefore the Plan satisfies the requirements of
Section 1129(d) of the Bankruptcy Code.

         DD. Release, Discharge, and Injunction. The release, discharge, and injunction provisions set forth in Article 9 of the Plan (i) are within the jurisdiction of this Court under 28 U.S.C. ss.ss. 1334(a), (b) and (d); (ii) are each an essential means of implementing the Plan pursuant to Section 1123(a)(5) of the Bankruptcy Code; (iii) are integral elements of the settlements and compromises incorporated in the Plan; (iv) confer material benefits on, and thus are in the best interests of, the Estate; and (v) are, in the facts and circumstances of this case, consistent with and permitted pursuant to Sections 105, 524, 1123, 1129 and all other applicable provisions of the Bankruptcy Code.

         EE. Solicitation and Tabulation of Acceptances. As evidenced by the Ballot Declaration, the solicitation and tabulation of acceptances and rejections of the Plan was accomplished in a proper, fair and lawful manner in accordance with the Disclosure Statement Order and/or all applicable Bankruptcy Rules. The Plan has been duly accepted by the holders of Claims and Equity Interests whose acceptance is required in accordance with the provisions of
Section 1126(b) of the Bankruptcy Code.

         FF. Plan Transfers. All transfers, issuances or exchanges of securities by the Debtors and Reorganized Debtors are transfers under the Plan free from the imposition of taxes of the kind specified in Section 1146(c) of the Bankruptcy Code and are subject to the exemptions of Section 1145 of the Bankruptcy Code.

         GG. Debtors Duties. The Debtors have completed and fulfilled all of their obligations and duties with respect to their Estates pursuant to Section 1107 of the Bankruptcy Code.

         HH. Modification of the Plan. The modifications of the Plan pursuant to the Modification are non-material and do not adversely change the treatment of the holder of any Claim or Equity Interest in the Debtors under the Plan. In accordance with Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Equity Interests who voted to accept the Plan are hereby deemed to have accepted the Plan, as amended in accordance with the Modification. No holder of a Claim or Equity Interest who has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the

Modification. Disclosure of the Modification on the record of the Confirmation Hearing constitutes due and sufficient notice thereof.

         THEREFORE, NOW, after due deliberation, the Court hereby ORDERS, ADJUDGES AND DECREES THAT:

         1. Confirmation. The Plan, as modified pursuant to the Modification, shall be, and hereby is, confirmed as of September 1, 1999 (the date of the Confirmation Hearing, and hereinafter, the "Confirmation Date") having met the requirements of Section 1129 of the Bankruptcy Code, and, as used herein, the term "Plan" shall mean the Plan as modified by the Modification. The terms of the Plan are incorporated by reference into, and are an integral part of, this Order.

         2. Objections Withdrawn. All Objections to confirmation of the Plan have been withdrawn prior to entry of this Order, and all such withdrawn Objections shall be, and they hereby are, deemed withdrawn with prejudice.

         3. Record Date. Pursuant to the Plan, and in accordance with Bankruptcy Rule 3021, the Distribution Record Date for the purposes of determining those holders of Claims or Equity Interests entitled to receive distributions under the Plan shall be the Confirmation Date.

         4. Allowance of Claims. Pursuant to Section 4.3(a) of the Plan, the Old Senior Note Claims shall be, and they hereby are, Allowed in an aggregate amount of $150 million plus accrued and unpaid interest relating to the period up to but not including the Petition Date. Pursuant to Section 4.4(a) of the Plan, the GPH Claims shall be, and they hereby are, Allowed in an aggregate amount of $10 million plus accrued and unpaid interest relating to the period up to but not including the Petition Date. Pursuant to Section 4.5(a) of the Plan, the TOPrS Claims shall be, and they hereby are, Allowed in an aggregate amount of $105 million plus accrued and unpaid interest relating to the period up to but not including the Petition Date. Each of the foregoing Allowed Claims shall receive the respective treatment and distributions provided in the Plan.

         5. Implementation of the Plan. In accordance with Section 1142 of the Bankruptcy Code, the implementation and consummation of the Plan in accordance with its terms shall be, and hereby is, authorized and approved, and the Debtors, Reorganized Debtors or any other Person shall be, and they hereby are, authorized, empowered and directed to issue, execute, deliver, file and record any document, whether or not any such document is specifically referred to in the Plan, the Disclosure Statement, or any exhibit thereto, and to take any action necessary or appropriate to consummate the Plan in accordance with its terms, including, without limitation, execution and delivery of (i) the New Senior Note Indenture, the New Senior Note Security Agreement and all other documents relating to the New Senior Notes (collectively, the "New Senior Note Documents"), (ii) the Post-Effective Date Financing Facility Documents, and
(iii) the issuance of the New Parent Common Stock and the New Warrants, all without further application to or order of this Court. Without in any manner limiting the foregoing, the execution and delivery, performance, filing or recordation by the Debtors, Reorganized Debtors or any other entity or Person designated pursuant to the Plan, of each of the documents, instruments and agreements contemplated by or necessary in connection with consummation of the Plan, are hereby authorized and approved, including, without limitation, all documents to be included in the Plan Supplement. Prior to the Effective Date, the Plan Supplement shall be filed with this Court containing the Plan Documents, which documents shall (i) in all respects be acceptable to the Debtors, the Informal Committees and GPH, and (ii) include, without limitation, the final forms of the following: (a) the New Senior Note Documents,
(b) the Post-Effective Date Financing Facility Documents, (c) the Reorganized Debtors' Charters, (b) the employment agreement of Richard E. Snyder, and the amendments to the employment agreements of Philip Galanes, Richard Collins and Colin Finkelstein, (c) the Management Stock Option Plan, (d) the Warrant Agreement, and (e) the Registration Rights Agreement. The forms of documents to be contained in the Plan Supplement shall be subject to the final approval of this Court pursuant to a further order to be submitted to the Court contemporaneously with the filing of the Plan Supplement.

         6. Binding Effect. In accordance with Section 1141(a) of the Bankruptcy Code, the Plan and all of its provisions shall be, and hereby are, binding upon the Debtors, Reorganized Debtors, any Person acquiring or receiving property or a distribution under the Plan, any lessor or lessee of property to or from the Debtors, any creditor of the Debtors and any holder of a Claim against or Equity Interest in the Debtors, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder (a) has filed, or is deemed to have filed, a proof of Claim or Equity Interest, (b) has accepted or rejected the Plan or (c) will or will not receive a distribution under the Plan.

                  7. Section 1146(c) Exemption. In accordance with Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan or the making, delivery, filing or recording of the various instruments of transfer (including, without limitation, mortgages in connection with the Exit Credit Facility and the New Senior Note Documents) pursuant to, in implementation of, or as contemplated by the Plan, shall not be subject to any recording tax, stamp tax, transfer tax or other similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument of transfer hereunder is to be recorded shall be, and hereby is, directed to accept such instrument, without requiring the payment of any recording tax, stamp tax, transfer tax or other similar tax.

         8. Acceptance and Execution of Documents. Without in any manner limiting the relief granted pursuant to the preceding decretal paragraph, each and every federal, state and local governmental agency or department is hereby directed to accept, and lessors and holders of liens are directed to execute, any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Plan including, without limitation, documents and instruments for recording in (a) county recording offices necessary to transfer title to, or record or continue liens and encumbrances against, real estate, (b) county and state offices wherein financing or termination statements under the Uniform Commercial Code are authorized to be filed and (c) county and state offices wherein the Reorganized Debtors' Charter or other documents may need to be filed in order to effectuate the Plan.

         9. Exemption From Securities Laws. The exemption from the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. ss. 77e, and any state or local law requiring registration for the offer or sale of a security provided for in Section 1145 of the Bankruptcy Code, shall apply to the New Senior Notes, New Parent Common Stock and New Warrants to be issued pursuant to the Plan.

         10. Binding Effect of Prior Bankruptcy Court Orders. Subject to the terms of the Plan and this Order, all prior orders of this Court entered in the Chapter 11 Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder, and all motions or requests for relief by the Debtors pending before the Court as of the Effective Date shall be, and hereby are, binding upon, and shall inure to the benefit of the Debtors, Reorganized Debtors and their respective successors and assigns. Without in any manner limiting the foregoing, the Stipulation and Order Resolving Disputes Respecting Proof of Claim of MindGames, Inc. (Claim Number 844) and Related Matters, entered by this Court on September 1, 1999, is hereby ratified in all respects.

         11. Carrying Out of Terms. Except as may otherwise be required pursuant to the Plan or any documents or agreements implemented in connection therewith, pursuant to Section 303 of the Delaware General Corporation Law, all terms of the Plan, and all documents which are contemplated to be executed in connection with the Plan, may be put into effect and carried out, without further action by the directors or shareholders of the Debtors or Reorganized Debtors, who shall be deemed to have unanimously approved the Plan and all agreements and transactions provided for or contemplated therein, including, without limitation: (i) the adoption of the Reorganized Debtors' Charters, (ii) the initial selection of director and officers of the Reorganized Debtors, and (iii) the distribution of New Parent Common Stock, New Senior Notes and New Warrants pursuant to the Plan.

         12. Post-Effective Date Authority. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of their properties and compromise or settle any post-Effective Date claims or interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than restrictions expressly imposed by the Plan or this Order.

         13. Disbursing Agent. The Reorganized Debtors (or a disbursing agent designated by the Debtors) shall be, and hereby are, authorized and directed to serve as disbursing agent to make all distributions required under the Plan (a) to the holders of Allowed Claims and Equity Interests and (b) thereafter, to the extent Disputed Claims become Allowed, to the holders of such Allowed Claims. All distributions shall be made pursuant to, and accordance with, the provisions of Article 6 of the Plan.

         14. Discharge. Subject to, and upon the occurrence of, the Effective Date, and except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final satisfaction, settlement, release and discharge as against the Debtors of any debt that arose before the Effective Date, and any debt of a kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and all Claims and Equity Interests of any nature, including, without limitation, any interest accrued thereon from and after the Petition Date, whether or not (i) a proof of Claim or Equity Interest based on such debt, obligation or equity interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is Allowed under Section 502 of the Bankruptcy Code or (iii) the holder of such Claim or Equity Interest has accepted the Plan; provided, however, that the foregoing discharge shall not apply to rights of holders of Recission or Damage Claims, and Indemnification Claims arising from or related thereto, to pursue such Claims against the Debtors solely to obtain a right of recovery against any applicable insurance coverage of the

Debtors or to seek indemnification, all as otherwise provided by Section 7.3 of the Plan (but not to enforce a judgment against any other property of the Debtors or Reorganized Debtors).

         15. Releases. (a) Without limiting the provisions of Section 9.2 of the Plan and except as otherwise provided in the Plan, as of the Effective Date, in consideration for, and as part of the treatment afforded to, the holders of Claims and Equity Interests under the Plan, and for other valuable consideration, each of the Released Parties shall be deemed forever released from any and all Causes of Action that any Person may have asserted, could have asserted, or could in the future assert, directly or indirectly, against any of the Released Parties relating to the Debtors or the Chapter 11 Cases on or prior to the Effective Date, provided, however, that the foregoing release shall not apply to (i) liability of any Released Party arising solely from such party's willful misconduct or gross negligence, (ii) Causes of Action that arise from obligations or rights created under or in connection with the Plan or any agreement provided for or contemplated in the Plan, and (iii) the rights of holders of Recission or Damage Claims to pursue such Claims against present or former officers and directors of the Debtors as named defendants in litigations respecting such Recission or Damage Claims solely for purposes of preserving or obtaining a right of recovery against any applicable insurance coverage of the Debtors but not to enforce a judgment against any property of any present or former officers and directors of the Debtors except to the extent of such insurance proceeds and any other proceeds made available under the indemnification rights as provided for in Section 7.3 of the Plan. Notwithstanding anything in the Plan to the contrary, nothing in the Plan or this Order shall discharge, release or exculpate any non-Debtor from (a) any liability to the United States of America and/or its agencies, (b) any liability arising under any state, city or municipal (i) tax code, (ii) environmental code, or (iii) criminal law, (c) any "withdrawal liability" pursuant to 29 U.S.C. ss.ss. 1383 and 1385, to the Central States, Southeast and Southwest Areas Pension Fund, (d) any liability with respect to any Excluded Claims, or (e) any and all claims or causes of action that
(i) Richard A. Bernstein; (ii) the Richard A. Bernstein Trust of 1986, Fleet National Bank as Trustee; (iii) the Richard A. Bernstein and Stuart
Turner Trust of 1978 f/b/o Richard A. Bernstein; (iv) the Amelia Bernstein 1996 Trust, Fleet National Bank, as Trustee; (v) the Stuart Turner Trust, Mitchell N. Baron, Trustee; (vi) James A. Cohen; (vii) Martin E. Weisberg; and (vii) Stuart Turner and Gail Turner JTWROS (collectively, the "Excluded Entities"), may have against GPH and its members, viz. Warburg, Pincus Ventures, L.P., Richard E. Snyder and Barry Diller, and its appointees to the Board of Directors of Golden Books Family Entertainment, Inc.

         (b) Except as, and only to the extent, provided otherwise in the Plan, as of the Effective Date, each of the Released Parties forever releases, waives and discharges all known and unknown Causes of Action of any nature that such Released Party has, had or may have against any other Released Party for all acts and omissions related to the Debtors arising from or related to the Chapter 11 Cases through the Effective Date, other than Causes of Action that arise from obligations or rights created under or in connection with the Plan or any agreement provided for or contemplated in the Plan.

         16. Injunctions. (a) As of the Effective Date, all Persons that have held, currently hold or may have asserted a Claim, a Cause of Action or other debt, or liability, or an Equity Interest or other right of a holder of an Equity Interest that is discharged, released or terminated pursuant to the Plan, are hereby permanently enjoined from commencing or


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



continuing, in any manner or in any place, any action or other proceeding, enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, creating, perfecting or enforcing any lien or encumbrance, asserting a set-off, right or subrogation or recoupment of any kind against any debt, liability or obligation due to any such releasing Person, and from commencing or continuing any action, in any manner or in any place where the foregoing does not comply with or is inconsistent with the provisions hereof, provided, however, that the foregoing injunctions shall not apply to rights of the holders of Recission or Damage Claims, and Indemnification Claims arising from or related thereto, to pursue such Claims against any Person that is discharged or released pursuant to this Plan solely to obtain a right of recovery against any applicable insurance coverage or to seek indemnification as otherwise provided by Section 7.3 of the Plan but not to enforce a judgment against any property of any Person that is discharged or released pursuant to this Plan except to the extent of insurance proceeds or to seek indemnification as otherwise provided by Section 7.3 of the Plan.

         (b) As of the Effective Date, except as otherwise provided in the Plan, all Persons are hereby permanently enjoined from commencing or continuing, in any manner or in any place, any action or other proceeding, whether directly, derivatively or otherwise against any or all of the Released Parties, on account of or respecting any claims, debts, rights, Causes of Action or liabilities released or discharged pursuant to the Plan, except to the extent expressly permitted under the Plan.

                   (c) Without limitation to the scope, extent, validity or enforceability of the injunctive relief set forth in the Plan and in the Confirmation Order, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Equity Interest receiving distributions pursuant to the Plan is hereby deemed to have specifically consented to the releases and injunctions set forth in this Plan.

         17. Exculpation. Neither the Debtors, the Reorganized Debtors, the Informal Committees, or GPH, nor any of their respective members, officers, directors, employees, advisors, agents or Professionals shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the preparation or formulation of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, Reorganized Debtors and each of their respective members, officers, directors, employees, advisors, agents and Professionals shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing in the Plan shall, or shall be deemed to, release the Debtors or Reorganized Debtors from, or exculpate the Debtors or Reorganized Debtors with respect to, their respective obligations or covenants arising pursuant to this Order and the Plan.

         18. Settlements and Compromises. All settlements and compromises contained in the Plan are approved pursuant to Bankruptcy Rule 9019 as fair, prudent and reasonable compromises of the controversies and Claims resolved by such settlements and are binding upon all entities affected thereby.

         19. Indemnification. Upon the Effective Date, Section 7.3(a) of the Plan (as modified by the Modification) shall be operative and Section 7.3(b) of the Plan shall be inoperative and of no force and effect. Thus, notwithstanding the discharge, release and injunction provisions contained in Article 9 of the Plan or in this Order, and in accordance with Section 7.3(a) of the Plan, all Persons holding or asserting Indemnification Claims (whether directly, by subrogation or otherwise) shall be entitled to obtain recovery on account of such Claims solely from the proceeds of any applicable directors' and officers' insurance policy maintained by the Debtors or Reorganized Debtors, as the case may be, and shall not, under any circumstances, be entitled to obtain a recovery in respect of such Indemnification Claims from the Reorganized Debtors; provided, however, that the Reorganized Debtors shall remain responsible for, and shall pay, in respect of any and all Indemnification Claims, all retention amounts and coinsurance obligations arising under, or necessary to maintain, its directors' and officers' insurance policies; and provided, further, that all Indemnification Claims arising solely in respect of the following shall be assumed by the Reorganized Debtors without limitation: (a) any liability to the United States of America and/or its agencies, (b) any liability arising under any state, city or municipal (i) tax code, (ii) environmental code, or (iii) criminal law, (c) any "withdrawal liability" pursuant to 29 U.S.C. ss.ss. 1383 and 1385, to the Central States, Southeast and Southwest Areas Pension Fund, (d) any liability with respect to any Excluded Claims, or (e) any and all claims or causes of action that the Excluded Entities may have against GPH and its members, viz. Warburg, Pincus Ventures, L.P., Richard E. Snyder and Barry Diller, and its appointees to the Board of Directors of Golden Books Family Entertainment, Inc. The Debtors or Reorganized Debtors, as the case may be, shall continue and maintain all presently existing directors' and officers' insurance policies, and all such policies shall remain in full force and effect following Confirmation. The Debtors shall maintain any prior directors' and officers' insurance policies and renew existing policies as they expire at comparable or greater coverage levels.

         20. Revesting of Assets. Except as otherwise provided by the Plan, upon the Effective Date, title to all properties and assets dealt with by the Plan shall pass to the Reorganized Debtors free and clear of all Claims, Liens, encumbrances and interests of creditors and of equity security holders (except those Claims, Liens, encumbrances and interests created pursuant to the Plan) and the Confirmation Order shall be a judicial determination of discharge and extinguishment of all Claims, Liens or Equity Interests (except those created pursuant to this Plan). Notwithstanding the foregoing, nothing in the Plan shall impact, discharge or extinguish any restriction contained in any license agreements (or rights thereunder) to which the Debtors are a party.

         21. Plan Documents. Each of the Debtors or Reorganized Debtors, as the case may be, is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

         22. Executory Contracts and Unexpired Leases. Any unexpired lease or executory contract that has not been expressly rejected by the Debtors or treated in the Plan with the Bankruptcy Court's approval on or prior to the Confirmation Date shall, as of the Confirmation Date (subject to the occurrence of the Effective Date), be deemed to have been assumed by the Debtors unless there is pending before the Bankruptcy Court on the Confirmation Date a motion to reject such unexpired lease or executory contract, or such executory contract or unexpired lease is otherwise designated for rejection, provided that (a) such lease or executory contract is ultimately rejected, and (b) the filing of the Confirmation Order shall be deemed to be a rejection of all outstanding unexercised stock options, warrants and similar rights. In accordance with Section 1123(a)(5)(G) of the Bankruptcy Code, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall cure all defaults under any executory contract or unexpired lease assumed pursuant to the Plan by making a Cash payment in an amount agreed to between the Reorganized Debtors and the claimant, or as otherwise fixed pursuant to a Final Order.

         23. Retention of Jurisdiction. Pursuant to Section 11.1 of the Plan (except that Section 11.1(a) shall be, and hereby is, deemed modified as set forth in clause (a) of this paragraph 23), this Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to hear and determine any and all objections to the allowance of any Claims or any controversies as to the classification of any Claims; (b) to hear and determine any and all applications by Professionals for compensation and reimbursement of expenses; (c) to hear and determine any and all pending applications for the rejection and disaffirmance of executory contracts and unexpired leases, and to fix and allow any Claims resulting therefrom; (d) to liquidate any Disputed Claim; (e) to enforce the provisions of the Plan including, without limitation, the injunction, exculpation and releases provisions contained in the Plan; (f) to enable the Debtors or Reorganized Debtors to prosecute any and all proceedings which have been or may be brought prior to the Effective Date to set aside liens or encumbrances and to recover any transfers, assets, properties, or damages to which the Debtors or Reorganized Debtors may be entitled under applicable provisions of the Bankruptcy Code or any federal state, or local laws; (g) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out its purpose and the intent of the Plan; (h) to determine any Claim or liability to a governmental unit which may be asserted as a result of the transactions contemplated herein and in the Plan; (i) to hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code; and (j) to determine such other matters as may be provided for in this Order or as may be authorized under the provisions of the Bankruptcy Code.

         24. Authority With Regard to Chapter 11 Cases. Following the Effective Date, the Reorganized Debtors shall be, and they hereby are, ordered and appointed to represent the Estates, assume the authority of the Debtors in respect thereof and complete the responsibilities of the Debtors in regard to matters in relation to the Chapter 11 Cases including, inter alia, actions in relation to objection to Claims, post-confirmation notices, reports and the final report and decree in accordance with Bankruptcy Rule 3022.

         25. Professional Compensation and Expense Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of Professional Fees, or of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under Sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by 4:00 p.m. on September 24, 1999, and (b) if granted such an award by this Court, shall be paid in full in such amounts as are allowed by this Court (i) on the later of the Effective Date or the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, (ii) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative
Expense Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors, or (iii) in accordance with the terms of any applicable administrative procedures order entered by the Bankruptcy Court. All Professional Fees for services rendered in connection with the Chapter 11 Cases and the Plan after the Confirmation Date, including, without limitation, those relating to the occurrence of the Effective Date, the prosecution of Causes of Action preserved hereunder and the resolution of Disputed Claims, shall be paid by the Reorganized Debtors upon receipt of an invoice therefor, or on such other terms as the Reorganized Debtors may agree to, without the need for further Bankruptcy Court authorization or entry of a Final Order. If the Reorganized Debtors and any Professional cannot agree on the amount of post- Confirmation Date fees and expenses to be paid to such Professional, such amount shall be determined by this Court.

         26. Treatment of Claims of DIP Lender. Simultaneously with the closing of the Post-Effective Date Financing Facility, all of the Debtors' obligations to the DIP Lender pursuant to the DIP Loan Documents shall be fully and finally satisfied in accordance with the terms thereof.

         27. Notice. Notice of entry of this Confirmation Order and of the Effective Date of the Plan, substantially in the form annexed hereto as Exhibit A (which notice is hereby approved in all respects) shall be, and hereby is, deemed sufficient (a) if served by first-class mail within twenty (20) days following the Effective Date, upon (i) all persons having filed a notice of appearance herein, and
(ii) all holders Claims and Equity Interests which are impaired under the Plan; and (b) if published once within twenty (20) days from the Effective
Date in the national edition of The Wall Street Journal.

         28. Effect of Reference to Plan in this Confirmation Order. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect and enforceability of such provision, and each provision of the Plan shall have the same validity, binding effect and enforceability as if fully set forth in this Order.

         29. Headings. Headings utilized herein are for the convenience of reference only, and shall not constitute a part of the Plan or this Order for any other purpose.

         30. Inconsistencies. In the event of any inconsistencies between the Plan or other agreement, instrument or document intended to implement the provisions of the Plan, the provisions of the Plan shall govern unless otherwise explicitly provided for in such agreements, instruments or documents. In the event of any inconsistency between the Plan and any agreement, instrument or document intended to implement the Plan and this Order, the provisions of the Plan and any such agreement, instrument or document shall govern, unless explicitly provided for in this Order.

         31. Integration of Confirmation Order Provisions. The Provisions of this Order are integrated with each other and are nonseverable and mutually dependent.

         32. Finalization of Plan Documents. Notwithstanding anything to the contrary contained in the Plan or this Order, the Debtors shall file the Plan Documents with this Court as soon as practicable following the date hereof. In addition to the conditions precedent to the Effective Date contained in Section
10.1 of the Plan, it shall be a condition precedent to the Effective Date that the Plan Documents (including, without limitation, the New Senior Note Indenture, the New Senior Note Security Agreement, the Post-Effective Date Financing Facility Documents and the documents effectuating and perfecting the respective liens and security interests to be granted to the New Senior Note Trustee and the Exit Agent (as defined below) on behalf of the Exit Lenders (as defined below) be acceptable to each of the Debtors, GPH and the Informal Committees in each of their respective sole judgment. In accordance with Section
10.2 of the Plan, if such parties fail to reach agreement on the forms of the Plan Documents within one hundred and twenty (120) days following the Confirmation Date, this Order shall be automatically vacated and the remaining provisions of Section 10.2 of the Plan shall control.

         33. Survival of Provisions of Final Financing Order Until Effective Date. Notwithstanding anything to the contrary contained in this Confirmation Order or in the Plan, the Obligations under and as defined in the DIP Loan Documents (the "DIP Obligations") and the rights, liens, priorities, and other protections provided to the Lenders under and as defined in the DIP Loan Documents (the "DIP Lenders") and the "Final Order (1) Authorizing Incurrence of Indebtedness With Administrative Super-Priority and Secured by Senior Liens and Junior Liens on the Security Interests in Substantially all Assets of the Debtors Pursuant to Sections 364(c)(1), (2) and (3) of the Bankruptcy Code and
(2) Granting Other Relief," dated April 5,

1999 (the "Final Financing Order"), shall survive the occurrence of the Confirmation Date and continue in full force and effect until the Effective Date.

         34. Authorization to Pay Obligations Under DIP Loan Documents in Full. The Debtors shall be, and hereby are, authorized and directed, on the Effective Date, to pay in full in cash to CIT, as agent for the DIP Lenders (in such capacity, the "DIP Agent"), all DIP Obligations owing under the DIP Loan Documents (except for any contingent reimbursement obligations owed by the Debtors to the DIP Agent and/or the DIP Lenders regarding certain outstanding letters of credit which, upon the Effective Date, shall constitute letters of credit under the Exit Credit Facility (as hereinafter defined). Upon the Effective Date and the receipt of the DIP Agent of all such amounts, in full and in cash, the DIP Lenders' commitments to make revolving loans or to issue letters of credit under the DIP Loan Documents and/or the Final Financing Order shall be terminated.

         35. Approval of Exit Credit Facility. The Credit Agreement, to be entered into pursuant to the Post-Effective Date Financing Facility and to be dated as of the Effective Date subject to it being finalized and executed by the parties thereto, and to be subject to further approval by the Court, by and among the Reorganized Debtors, as borrowers, certain Lenders (the "Exit Lenders") and CIT, as agent for such lenders (in such capacity, the "Exit Agent") (the "Exit Credit Facility"), substantially consistent with the terms and provisions of the commitment letter, dated August 27, 1999 (the "Commitment Letter") which was presented to and approved by the Court at the Confirmation Hearing shall, upon the issuance of a final order by the Court approving the Credit Agreement (the "Final Exit Credit Facility Order"), its execution and implementation, be, and hereby is, preliminarily approved, and the Reorganized Debtors shall be and hereby are, authorized and directed, subject to the further action of this Court, to enter into such Exit Credit Facility and to take such actions and to perform such acts as may be necessary or appropriate to implement the Exit Credit Facility and to take such actions and to perform such acts as may be necessary or appropriate to implement the Exit Credit Facility and all documents, instruments, and agreements related thereto and annexes, exhibits, and schedules appended thereto (together with the Exit Credit Facility, the "Exit Financing Documents"), pursuant to which the Reorganized Debtors shall have access to a term loan and revolving credit and letter of credit facility from and after the Effective Date on the terms and conditions therein set forth, and the obligations thereunder shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms, and shall create the security interests purported to be created thereby. The security interests and liens to be granted to the Exit Agent and the Exit Lenders under the Exit Financing Documents shall constitute, as of the Effective Date, valid and duly perfected first priority liens and security interests in and to the collateral specified therein, subject only, where applicable, to the pre-existing liens and other security interests specified therein or contemplated thereby, or in any inter-creditor agreements between the New Senior Note Trustee (on behalf of the holders of the New Senior Notes) and the Exit Agent (on behalf of the Exit Lenders).

         36. Authorization to Take Acts Necessary to Enter Into Exit Credit Facility. Subject to the entry of the Final Exit Credit Facility Order, the Debtors shall be, and hereby are, authorized to do or perform all acts, to make, execute, and deliver all instruments and documents and to pay all fees, expenses, and other amounts to the Exit Agent and the Exit Lenders which are set forth in the Exit Financing Documents, and which may be required or necessary for the Debtors' or the Reorganized Debtors' performance under the Exit Financing Documents.

         37. Final Order. This Order is a Final Order and the period in which an appeal must be filed shall commence immediately upon the entry hereof.

Dated:     New York, New York
           September 24, 1999

                                            /s/ Tina L. Brozman
                                            -----------------------------------
                                            THE HONORABLE TINA L. BROZMAN,
                                            CHIEF UNITED STATES BANKRUPTCY JUDGE

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